UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada 5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	L4V 1H6 33634

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900 (813) 313-1800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2008, Cott Corporation (the “Company”) entered into an arrangement with General Electric Capital Corporation (“GE”) to obtain interim financing of $31.4 million for the purchase of water bottling equipment from Sidel Canada, Inc. (“Sidel”).

On January 9, 2008, the Company amended its purchase order agreement with Sidel for certain water bottling equipment to apply $16.5 million of previously paid deposits toward the purchase order. Under the terms of the purchase order with Sidel, the Company is required to make additional payments to Sidel as the equipment is shipped, installed and accepted by the Company. The Company estimates that this process will take place over the first part of 2008.

Under the arrangement with GE, memorialized in an Interim Finance Agreement, a Master Lease Agreement and certain other ancillary documents, each dated as of January 22, 2008, payments for the water bottling equipment will be made in part by GE and in part by the Company. Over the course of the order period for the water bottling equipment, which began in October 2007, payments will be made to Sidel in an aggregate amount of $39.7 million of which the Company will pay $8.4 million and GE will pay $31.4 million. GE will reimburse the Company over the first half of 2008 approximately $20.2 million for amounts paid on GE’s behalf through January 2008. The Company will make certain payments and note issuances to GE in connection with benchmarks in the implementation of the new equipment. When the equipment is installed and accepted by the Company, the Company’s obligations to GE turn into a capital lease, secured by the water bottling equipment, providing for quarterly rental payments over a term of 96 months beginning June 1, 2008. The quarterly rental payments will be $2.0 million beginning June 1, 2008 through May 30, 2010, declining to $1.2 million on June 1, 2010 through May 31, 2012, and declining to $382,000 on June 1, 2012 through the balance of the lease. At the end of the lease term, the Company has the option to purchase the equipment at its then fair market value or return the equipment to GE.

The Interim Finance Agreement and Master Lease Agreement contain customary representations and warranties. The Interim Finance Agreement contains customary events of default, including but not limited to a payment default provision, a material adverse change, defaults in other documents related to this transaction, or merger, consolidation and change of control of or involving the Company. Upon the occurrence of an event of default, the Company’s obligations under the Interim Finance Agreement may be accelerated and become due and payable, subject to a 5% prepayment fee. Both the Interim Finance Agreement and the Master Lease Agreement contain a cross-default to a declaration of default under any contract or obligation of the Company requiring the payment of money in an original principal amount greater than $5 million.

On January 31, 2008, the Company issued a press release announcing the agreement. This press release is furnished herewith as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated January 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: February 4, 2008	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated January 31, 2008.